EXHIBIT 23(a)


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                              CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell shares of its common stock having a maximum value of $50,000,000. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN

William T. Hart

Denver, Colorado
December 18, 2003